Exhibit 3.8

FORM 51-102F3
MATERIAL CHANGE REPORT
Item	1	Name and Address of Company
		First Quantum Minerals Ltd.
		8th Floor – 543 Granville Street
		Vancouver, British Columbia
		Canada, V6C 1X8
		Telephone Number: 604 - 688 – 6577
Item	2	Date of Material Change
		June 3, 2005
Item	3	News Release
		The news release was disseminated on June 27, 2005 through Canadian Corporate News and the
		London Stock Exchange.
Item	4	Summary of Material Change
		See attached News Release dated June 27, 2005.
Item	5	Full Description of Material Change
		See attached News Release dated June 27, 2005.
Item	6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
		Not applicable.
Item	7	Omitted Information
		Not applicable.
Item	8	Executive Officer
		G. Clive Newall, President
		Telephone: 604 – 688 – 6577
Item	9	Date of Report
		June 28, 2005.

ANDREW ADAMS JOINS FIRST QUANTUM BOARD AS INDEPENDENT DIRECTOR

First Quantum Minerals Ltd. (TSX Symbol “FM”, LSE Symbol “FQM”) is pleased to announce that Andrew B. Adams has joined the Company’s Board of Directors as an Independent Director.

Mr. Adams obtained his Bachelor of Science Degree from Southampton University and qualified as a Chartered Accountant in the United Kingdom in 1981. Since qualifying, he has worked in progressively more senior financial and executive roles in the resources industry. He worked for the Anglo American group of companies for 12 years up to 1999, his final position being Vice President and Chief Financial Officer of AngloGold North America based in Denver, Colorado. He then joined Aber Diamond Corporation as Vice President and Chief Financial Officer based in Toronto. Since leaving Aber at the end of 2003, he has joined several Canadian listed resource companies as an independent non-executive director.

Stuart “Tookie” Angus has resigned as an Independent Director of the Company effective June 23, 2005. Mr. Angus has served as a Director of the Company since December, 1997.

Philip Pascall, Chairman and CEO, commented “Tookie has been with First Quantum since the days before it had any operating mines and has seen the Company through its infant stages. We thank him for all his support and guidance, and the significant contribution he has made during the Company’s growth. I wish him the very best in all his future endeavors. At the same time, we would like to welcome Andrew to the Board of Directors and we look forward to working together as First Quantum moves forward.”

First Quantum Minerals Ltd. has continued from the Federal jurisdiction to the Province of British Columbia under the Business Corporations Act on June 3, 2005. A Certificate of Discontinuance was issued on June 23, 2005. The Certificate of Continuation, the new Articles of the Company and Certificate of Discontinuance are filed on SEDAR and can be viewed at www.sedar.com

On Behalf of the Board of Directors	12g3-2b-82-4461
of First Quantum Minerals Ltd.	Listed in Standard and Poor’s
“G. Clive Newall”	Sedar Profile #00006237
G. Clive Newall
President

For further information visit our web site at www.first-quantum.com or contact Geoff Chater or Bill Iversen
8th Floor. 543 Granville Street Vancouver, British Columbia, Canada V6C 1X8
Tel: (604) 688-6577 Fax: (604) 688-3818 Toll Free: 1 (888) 688-6577 E-Mail: info@fqml.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
Certain of the information contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the prices of gold, copper and sulphuric acid, estimated future production, estimated costs of future production, the Company’s hedging policy and permitting time lines, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual prices of copper, gold and sulphuric acid, the factual results of current exploration, development and mining activities, changes in project parameters as plans continue to be evaluated, as well as those factors disclosed in the Company's documents filed from time to time with the British Columbia Securities Commission and the United States Securities and Exchange Commission.